Exhibit 99.1

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF NET ASSETS

(LIQUIDATION BASIS)

(in thousands)

ESTIMATE November 21, 2018
(unaudited)
Cash and cash equivalents	$9,757
Accounts receivable	246
Other assets	10
Accounts payable, trade and other	(126)
Liability for estimated costs in excess of estimated receipts during liquidation, including contingencies	(3,810)
Accrued expenses	(66)

NET ASSETS IN LIQUIDATION	$6,011